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                                                                      Exhibit 21


                                                      Percentage of Voting
                                                           Securities
                              State or County of          Directly or
                              Incorporation or          Indirectly Owned
SUBSIDIARIES:                   Organization             by the Company
------------                    ------------             --------------
BlueLine Software, Inc.           Minnesota                100%

Apertus Technologies Canada Inc.  Canada                   100%

BlueLine Software Europe B.V. *   Holland                  100%

Systems Strategies, Inc.          New York                 100%

Systems Strategies Limited        United Kingdom           100%

Apertus Inc. GMBH *               Germany                  100%

* The Company is in the process of liquidating its foreign subsidiaries in Germany and Holland.